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                                     EXHIBIT 5.1



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                                    April 28, 1997




National Quality Care, Inc.
5901 West Olympic Boulevard
Suite 109
Los Angeles, California 90036


         RE:  REGISTRATION STATEMENT ON FORM S-8
                  NATIONAL QUALITY CARE, INC.
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Gentlemen:

         We are acting as counsel for National Quality Care, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 200,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock) which may be issued by the Company upon the exercise of certain stock options granted to a consultant of the Company as compensation for consulting services previously rendered to the Company pursuant to: (i) a Stock Option Agreement between the Company and Michael Markow, dated December 10, 1996, (ii) a Stock Option Agreement between the Company and Matthias & Berg LLP, dated April 3, 1997, and (iii) a Stock Option Agreement between the Company and A. Vern Tharp, dated May 12, 1996 (collectively, the "Contracts"). A Registration Statement on Form S-8 covering the Shares (the "Registration Statement") is being filed under the Act with the Securities and Exchange Commission.

         In rendering the opinions expressed herein, we have reviewed such matters of law as we have deemed necessary and have examined copies of such agreements, instruments, documents and records as we have deemed relevant.

         In rendering the opinions expressed herein, we have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon, the legal capacity of all natural persons executing such documents, the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies and the completeness and accuracy of the certificates of public officials examined by us. We have made no independent factual investigation with regard to any such matters.


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National Quality Care, Inc.
April 28, 1997
Page 2


         Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that the Shares, issued or to be issued upon the exercise of any stock options duly granted pursuant to the Contracts, when issued, paid for and delivered upon the exercise of such stock options, in accordance with the terms of the Contracts, will be validly issued, fully paid and non-assessable.

         The opinions expressed herein are limited to matters involving the federal laws of the United States and to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm therein under the caption "Interests of Named Experts and Counsel."

         The opinions expressed herein are rendered solely for your benefit in connection with the transaction described herein. Except as otherwise provided herein, this opinion may not be used or relied upon by any person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                                       Respectfully submitted,




                                       MATTHIAS & BERG LLP